Exhibit 99.2

Seitel, Inc. Second Quarter 2004 Results Conference Call

Randy Stilley, President and CEO:

Welcome and thank you for joining the Seitel second quarter call.

We are very pleased to announce that Seitel has successfully emerged from Chapter 11 on August 12th. As many of you are aware, our plan was to pay off all of our creditors allowed claims at 100% of principal and interest. This plan has now been successfully executed.

The completion of our senior notes offering resulted in proceeds of $189 million dollars and our shareholder warrants offering was successfully received by the market and resulted in further proceeds of $75 million. Mellon HBV, our standby purchaser, was required to purchase about 5% of the total issue resulting from expired and unexercised warrants.

With the reorganization now behind us, we can move forward and implement our business plans unencumbered by the hangover of the reorganization.

At Seitel, we are now totally focused on execution, improving our return on invested capital, and cash flow generation.

With that I am pleased to report that activity in the second quarter continues to track our original plan for 2004.

Revenue for the second quarter was $35 million, which was 10% above the same period last year. For the first six months of 2004, our revenues of $76 million were 23% higher than last year.

As anticipated in our plan for 2004, data acquisition revenue was $12.5 million below last quarter as we scaled back our new acquisition data activity. This comes after a strong seismic shooting season in Canada. As you may be aware, it is imperative to acquire new data during the Canadian winter months, while the ground is frozen and access to remote areas is better. Canada is a very important market for growth for Seitel; and we are very excited about increasing the breadth of our on shore data library offering, which is already the largest in Canada.

It's worth noting that we have reduced data acquisition in the second quarter not because of a lack of potential new projects, but rather to ensure the prudent use of our capital during the remainder of the year. On a typical project, we invest at a rate of 25-30% of the total data acquisition costs along side our client's 70-75%. It's also worth noting that we have a growing backlog of potential future projects, and we are currently finalizing our commitments for the remainder of 2004 and early 2005. Client interest in Seitel designed and managed programs has been very strong this year, as the value we bring to land seismic projects has once again been confirmed in 2004.

In Q2, our post acquisition licensing or resale revenue, increased $6.2 million compared to last quarter. This was 19% above the same period last year. For the year, data resale activity is up 11% compared to the same period last year.

We believe that the increase in post acquisition sales, along with the increase in new data acquisition opportunities reflects a growing need for new data in North America. High commodity prices for oil and gas, coupled with accelerating decline rates, is creating a general need for our clients to develop new prospects and exploit new drilling opportunities. This trend should continue into 2005 and beyond, as the Oil & Gas industry enters a multi-year expansion phase. The result should be a moderate improvement in the North America seismic data market during the next 12-18 months.

I will now turn the discussion over to our CFO, Rob Monson for a discussion of our financial results.

Thank you, Randy. I will briefly cover some of the most important financial drivers before handing over for questions.

First, the Seitel net loss in the second quarter was $4.7 million or 18 cents a share. Included in this loss are 7 cents of costs related to the company's reorganization activity, and 3 cents for non-cash currency re-measurement losses.

The Operating Income was $2.9 million in the second quarter. This was $5.8 million lower than the first quarter due to the lower acquisition revenue. And, although the operating expenses were about $600,000 or 7% lower than last quarter, data library amortization was relatively unchanged. This was due to more straight-line amortization on some legacy surveys.

Due to the fluctuations in the operating income caused by sales mix and this resulting impact on our data library amortization, management also measures the cash operating income. The second quarter cash operating income, which excludes the non-cash data trades and the amortization charge, was $19 million and for the first six months was $47 million which is a 21% improvement over the same period last year.

The consolidated cash flow was $5.8 million in the first six months of 2004 and leaves us with a cash balance of $50 million. Cash provided by operating activities of $38 million was in line with last year. Cash invested in seismic data so far in 2004 is $33 million compared to $28 million in 2003. Our cash balance after completing all restructuring related payments is estimated to be about $12 million and our current un-drawn lines of credit are $34 million.

Capital expenditures in the second quarter were $14 million, and for the first six months of 2004 were $44 million. Of these expenditures, almost all were for seismic data. In order to lower the Seitel risk and net investment, Seitel was pre-funded by its clients at over 70% of the cost to create new seismic data surveys. In addition, $8.2 million of new data was funded through data licenses exchanged for data ownership, in preexisting surveys owned primarily by our clients. All this together, resulted in only about $12 million of our gross capital investment being funded from our operating cash flow.

The capital expenditures for the remainder of the year are expected to be about $36 million. Actual net cash spent will be about $12 million after client pre-funding and excluding the non-monetary exchanges I mentioned just before.

At the end of June, the data library had a net book value of $244 million compared to $248 million at the beginning of the year. At current post acquisition license resale levels, this represents about two and a half years of sales in the current balance.

With that, I will now turn back to Randy.

As you can see there are some very positive trends in the North America seismic data market. However, at this point, we want to be cautious about providing guidance. I can say that looking forward to the second half we expect data acquisition revenue to be about $15 million. We also expect to see post acquisition licensing revenue at least at the same level as we saw in the first half of the year.

With that I will turn the call over to questions.
Chris Miller, USB:

Congratulations on emerging, guys! My first question has to do with the backlog number. At two and a half years of sales, is that primarily going to flow through the acquisition revenue line or are we looking at a combination of both cash results and acquisitions there?

Randy:	I'm sorry, can you repeat the last part of that?
Chris Miller, USB:	Yeah, we're looking at that backlog, is that two and a half years, um. . .
Rob:	Oh, OK, I'm sorry. It's relating just to the cash resales as part of the revenue stream.
Chris Miller, USB:

OK, and as far as the acquisition side, I guess, in this quarter, if I just look at the cash acquisition revenue to your capex, it looks like that would imply a client funding rate of about 90% which looks a little high to me, would we expect that to come back down on the second half to more like the 70% range?

Rob:	Yeah, I mean depending on which numbers you're looking at. We're running at about 70% now if you look at pure acquisition revenue and the prefunding on that portion of our capex.
Chris Miller, USB:	OK. So 70% really. . .
Rob:

If you really look at only the creation of new data in our revenue stream and the amount of prefunding, it's about 70%. It might be a little higher in the second half because we have a couple projects which are funded at the higher levels. I think we calculated about 72.

Chris Miller, USB:	OK, I guess..just to clarify you had mentioned about $36 million in capex for the balance of year, is that right?
Rob:	Yes, that's correct.
Chris Miller, USB:	And then you had also said that acquisition revenue for the second half should be around the $15 million range?
Rob:	That's right.
Chris Miller, USB:	OK. All right. From a G&A standpoint, we saw some improvement. Now that you're through kind of the restructuring effort, what do you think a normalized run rate for that line item might be?
Rob:	The G&A should run about seven and a half a quarter.
Chris Miller, USB:	Would you expect any seasonality maybe that would jump up a little in the fourth quarter, bonus accruals, anything like that?
Rob:

No. I mean it will jump up with as a percentage of revenue because you know a lot of our SG&A, or a significant portion of it, is commission based for our sales staff. There's also a performance bonus component. As most of our SG&A is related to personnel cost, there is some fluctuation there, but it shouldn't fluctuate a lot.

Chris Miller, USB:

OK. Then if I look at the capital structure post-emergence, you mentioned the cash balance. If we look at the debt numbers, you've got obviously the new notes--$193 million in face outstanding. Capital lease obligations?

Rob:	Very small. About we have an outstanding which is about $8 million.
Chris Miller, USB:	And then the credit facilities will remain undrawn, is that correct?
Rob:	That's the plan.
Chris Miller, USB:	OK. What about LC usage?
Rob:	We shouldn't be using any.
Chris Miller, USB:	And any working capital expectations for the second half of this year.
Rob:	No. The working capital is primarily in the receivables and we wouldn't expect any change in the level of receivables relative to the level of revenue.
Chris Miller, USB:	OK. I think when we had previously talked, we had mentioned cash taxes on an annual basis of about a million and half per year. Is that still reasonable?
Rob:	I think that's a reasonable level, yes.
Chris Miller, USB:	I guess, is there any tax refund expected for this year? Any help there?
Rob:	Yeah, we will get a tax refund between $9 and $10 million in the third or fourth, beginning of the fourth quarter.
Chris Miller, USB:	Have you filed that?
Rob:	We're in the process of going through the filing now.
Chris Miller, USB:	Good. What. . .From a more just fundamental view of North America Seismic, what are you seeing, what are your trends regionally and are you seeing anything offshore at this point?
Randy:

Not very much offshore as far as the increasing activity. We had a little bit additional activity related to the Western Gulf resale that starts there next week but other than that, we really haven't seen a lot of increase in activity offshore and I think that's probably pretty closely tied to the overall drilling activity and just the activity in general in the Gulf of Mexico.

Chris Miller, USB:	OK thank you guys.
Marina Cushnear Normora Asset Mgt:

Most of my questions have been answered but one thing. If I look at the resale post acquisition, those revenues were up kind of $25 million range versus $23 a year ago and $21 in first quarter but a big chunk of that was due to the non-cash resales obviously while cash resales stayed down at similar levels, and I'm just curious, if you had a choice to have all of that in cash, would that be a similar level and going forward are you going to be pressing more for cash resales or for more non-monetary exchanges? Could you comment on that please?

Randy:

Normally, we would always prefer to have cash. I think if we had done all those deals as pure cash transactions, the number would be a little bit lower. But we did have an opportunity in the second quarter to acquire some very interesting and what we think are very valuable surveys so we were actually quite happy to take those in the form of non-monetary exchange. Those are opportunistic and they only occur occasionally, so if we see the same amount of opportunity the rest of the year, you know, we would probably continue to do some more non-monetary exchanges, although we don't expect that level to be as high.

Marina Cushnear:	OK, so this quarter was a little bit extraordinary?
Randy:	Yes it was. In fact, some of these were deals that we had been working on for about nine months.
Marina Cushnear:	OK. At which point would you expect that cash resale number to move up from this, I don't know, around $20 million level to something sustainably higher than that?
Randy:

Well, I think it's kind of hard to say exactly when we expect it to move up. I think, in general, we would expect to see cash resales increase at a moderate rate over the next 12 to 18 months. As the overall market improves, you know, we'll probably see some slight improvement in pricing and that should be related to those cash resales.

Marina Cushnear:	Thank you very much.
Randy:	Thank you.
Adrian Dorris Heartwell:

Good morning. Just to follow up on the last question. Can you maybe talk a little more in a little more detail about some of the drivers that you expect? You talked about the opportunity in Canada, about looking out over the next 12 to 24 months, sort of highlight some of the areas that you think are likely to see the biggest focus and therefore benefit you in terms of seismic sales?

Randy:

Well, I think we're going to see a continuation of the same in a lot of ways. Our focus, certainly within the last six to nine months, has been to focus almost entirely on more prospective areas for natural gas exploitation. Of course, western Canada has been a big part of that and we expect that to continue on in the next year. I think if you were to look in the U.S., the big areas for us are going to be the Rocky Mountains, south Texas, and probably Louisiana, along the Gulf Coast, because those are areas that it is the easiest to bring on new natural gas production.

Rob:

I think also just as a comment, we did, as we mentioned, shoot a really pretty good program in Canada and areas where we've had a lot of success in the last several years. Those programs are in exclusivity now but will be out of exclusivity towards the end of the year and we would expect then a return on that, on the data that was shot then towards the first quarter.

Adrian Dorris:	What are you seeing in terms of increased activity levels from your competition? How much business do you feel you have lost as a consequence of the Chapter 11 filing?
Randy:

I think the only thing I can say about that is we haven't seen a lot of impact from that and, in fact, I think most of the opportunities that we have had to pass on where related to the fact that we had limited capital to invest. As it turns out, we have a lot more opportunity than we have capital as related to new data acquisition. So I think that's one of the drivers behind that. If you talk about just resales of existing data, the majority of our data existing library on land is exclusive to Seitel so there aren't really a lot of competing factors for that same data and so it's just a question of do people buy the data from us or do they buy the data for different surveys and different geographic areas from someone else?

Adrian Dorris:

If you look at your growth in the market and assess what your capital needs are for the next 12 months, do you think your growth is constrained by lack of capital or, with the line of credit available and the $12 million in cash, do you think that's sufficient to fund a reasonable growth rate going forward?

Randy:

We think that those levels are reasonable. You know, at the $50 to $60 million a year range in capex, that allows us to continue to grow the business. With our line of credit, that we don't necessarily expect to access, I think that gives us adequate liquidity to do whatever we need to do, at least in the short term.

Adrian Dorris:

So in terms of thinking about the revenue that would be derived from that capex, what historically has been the relationship between capex spending and subsequent revenue, what multiple historically have you seen?

Rob:

Well, you know, we've given some indication that when we spend on our capital investment, we normally, because we have a 70% prefunding, you know, we would get the 70% in terms of revenue. Subsequent to that, we're looking at a two to three year payback on the net investment we have in that data and then a further doubling within the next five to six years, so those are kind of numbers you can work with.

Adrian Dorris:	OK, great. As we look at margins for the business, even down margins going forward, what kind of guidance or thoughts would you point us to?
Rob:

You know, we've been, just as a very kind of rough guidance, and because, you know, there are some cycles in terms of spending levels, it's a bit hard to pin down an exact number, but we have been on a last 12 months basis, looking at a pretty steady rate of somewhere around $100 million of cash EBITDA.

Adrian Dorris:	OK. Looking at some moderate growth going forward.
Rob:	Yes.
Adrian Dorris:	Great. Congratulations on coming out of Chapter 11.
Randy and Rob:	Thank you.
Greg Embruce Jeffries:

Yes. Good morning. In terms of the data acquisition pricing, can you comment on what you're seeing, you know, a number of data acquisition companies have noted in their second quarter that they're adding crews seem in strong demand.

Randy:

That's correct, Greg. We haven't seen a big impact on pricing to date although we have seen a little bit of an improvement in that area. What we are seeing though is a little tightening of supplies as evidenced by the addition of new crews and I think what we will likely see if this trend continues is we will see prices start to edge up a little bit as we go into next year, probably.

Greg Embruce:	Were there any one-time charges in your SG&A number?
Rob:	There were some small costs relating to some past employment contracts. I think those were about $200,000.
Greg Embruce:	OK.
Rob:	That's with our SG&A about the number I mentioned, which is about seven and a half.
Greg Embruce:	Right.
Rob:	And that's probably a high end going forward.
Greg Embruce:	And the $100 million EBITDA figure, that's a reported target under the plan?
Rob:	When you say reported. . .
Greg Embruce:	That's comparable to the $27.2 million for the second quarter?
Rob:	Yes.
Greg Embruce:	OK. I know you detailed this in the call, I didn't catch it. The cash balance currently and then if you could discuss working capital as well.
Rob:

Well, the cash balance today as reported is $50 million. We were in the process of paying our pre-petition claims yesterday and we did an estimate of where we would be once we flush out all of those claims and any of the fees related to the bankruptcy, and we said we would be at about $12 million on an operating cash level having completed that process. We also said that we have a receivable for a tax refund of about $10 million. That puts us at about $22 million after we collect that in about the end of the third quarter, beginning of the fourth quarter time frame. We've also said that we should be cash accretive through the remainder of the year so we expect that we are not going to use cash for working capital through the remainder of the year. We will execute our capital plan that we mentioned in the call just now and that's pretty well set at this point in any case through the programs that we've contracted with clients.

Greg Embruce:	OK. In terms of the second half capex, can you give us the details behind that figure in terms of any capitalized items, underwriting, etc.?
Rob:

The total spend for the second half is $36 million. The non-monetary exchanges in that number we're expecting to be around $9 million and the underwriting we would expect to be about $14 or $15 million, so net cash out about $12 million from our operating cash flows.

Greg Embruce:	And then two more quick questions. What is the. .. .I forget what the typical exclusivity period is in terms of underwriting, nine months to a year?
Randy:	It's a little less than that. It's typically about three months in Canada and about six months in the United States. Occasionally, we'll extend that to nine months.
Greg Embruce:

And final question. Can you just comment, I know the market was a big concern initially on your announcement regarding E&Y and Section 404 accounting issue. Can you just comment where you are in that process, engaging a new auditor, etc.?

Rob:

Well, first of all, we have started that process. We are probably short listing three or four firms at this point. It seems as though those firms are interested in doing our audit work. As I think maybe we communicated or at least to people who have asked, the EY process of going through and reducing its client list is not exclusive to them, the big firms are primarily impacted by that, but we do have access to not only the top four still who have some capacity, but also what we call the second tier. So we are in the process of getting proposals from several firms and we expect to conclude that in the next month or so as they complete their due diligence.

Greg Embruce:	And that firm would complete the Section 404, both audits essentially?
Rob:	Yes.
Greg Embruce:	OK. Thank you very much. Good quarter.
Randy and Rob:	Thanks.
Beau McKinsey Stern HE:

Hi guys. I apologize if I missed this, I guess I'm not really good at telling the difference between Eastern time and Central time. What percentage of the revenues came out of Canada in the quarter and what can you expect sequentially as you come out of breakup? Does seismic sales tend to follow what happens to the breakup and other activity up there? You guys seem to be amortizing at a pretty healthy clip. What is your amortization policy on the data?

Rob:

The amortization policy, I'll answer that first, is a two-part process. The first is a proportional sales amortization and that takes a margin as estimated by our forecast of profitability, you know, takes a number of factors, what we've done in the past, what we think we're going to do, and basically books a margin based on that. Now that's consistent with other seismic firms in the industry that have libraries. The second portion is the straight-line amortization backstop so if there are specific projects which are not amortizing at the rate of the so-called proportional or sales proportional portion, the backstop kicks in. That's a seven year straight line backstop.

Beau McKinsey:	In terms of the basket of surveys, what do they tend to average in terms of the overall amortization?
Rob:

Well, I mean, today we're at about somewhere over 60%, you know, taking into account the proportional and the straight line. Now this quarter we were higher. We did have a higher amount of straight line backstop depreciation kicked in for some of these. .. .as I mentioned, you may not have heard earlier, but some of the legacy surveys that we had out there that were underperforming.

Beau McKinsey:	And then on Canada, about what percentage of revenues is from Canada and would you expect a sequential pickup as you move into what is usually heavier drilling activity?
Randy:

You know, Canada in the last quarter was probably about 30% of our total revenue and that's been growing over the past year. We would expect that to continue to grow as we continue to add to our database in Canada, not so much related to overall seasonal drilling activity, but more related to just the overall activity and the amount of data that we have to license in Canada.

Beau McKinsey:

OK. Just one final question if you don't mind. I think I heard you say $60 million in capex but you also talked about growth, is there a way you can break that into the kind of maintenance capex, in other words, what you need just to hold sales flat versus exponentionary capex? What's discretionary amongst that $60 million?

Randy:	We think over half of that is discretionary.
Beau McKinsey:	Thanks a lot guys. OK. Great. Looks like you guys are making good progress.
Ruth Upton Nrgeson Asset Mgt	Can you be a little bit more specific about the legacy surveys where you had to go to the straight amortization?
Rob:

Yeah. You know, there are several. .. .we've had at all times a portion of our surveys which are underperforming. There were a few more that kicked in this quarter. Most of them were in, I would say, the Louisiana area, and they were relating to surveys that we did shoot quite a few years ago at a time when, if you will recall, our underwriting was pretty low and in fact some of the cost of acquisition of those surveys was pretty high.

Ruth Upton:	OK. Well, can you be a little more specific in terms what year?
Rob:

No. Not really. It's probably the. .. .various surveys. They're small amounts, you know, in some of them so, you know, it's really across the board but I'm going to say in the vintage of about five years ago, you know. Probably the 98, 99 period.

Ruth Upton:	OK. Thank you.
Gary Stromberg Bear Sterings:	In follow up to that last question, can you give us an aging of the data library in terms of percentage for each year?
Rob:	Well, I can give you a weighted average that we use and that is that our onshore 3D data library is about 3.3 years old.
Gary Stromberg:	And what percentage of the total is that?
Rob:	That represents about, on a gross value, probably over half, on a net value I think it's much larger than that, I would say I think it's closer to maybe 80% of our total library.
Gary Stromberg:	Can you give us a sense of the oldest data in your library? I mean, how far can you go back or do you have data from 95 as an example?
Randy:

Well, yeah. Actually, if you go back. .. .we're just talking about our 3D data library at this point, because we still have some 2D data as well, just looking at our 3D library, that goes back about ten years.

Gary Stromberg:	OK. And 2D do you think is similar?
Randy:	2D is going to be a little bit older although we do have a little bit more recent data in Canada where 2D data sales do still account for a significant portion of our overall data sales.
Gary Stromberg:

And then the second question is again back to the book value of the library. It did decline in the first half, I guess, just the question is $50 to $60 million in capex annually, do you have any targets for where that book value will be in September and maybe December of this year?

Rob:

That is really on the mix of sales, you know, we have different amortization rates for the different components. We have about 15 different components which represent, I would say, more or less geographic sectors so depending on which sector you're selling and some of those have an 80% amortization rate and others are more in the line of 50% so I think our net book value at these levels and at the level of capital investment we're spending today should continue to go down, I would guess, at the levels we're looking at between December and June. I would say that we had some, you know, that's simply because in prior years, before the reorganization, we had a couple of really pretty large years which will start to amortize and I think in fact part of that is what you're seeing now in some of the straight line amortizations and so it's going to go down not up.

Gary Stromberg:	OK. So $4 million every six months or is that number $4 million every quarter.
Rob:	Well, you know, I think in that order of magnitude is probably safe.
Gary Stromberg:	Which, the former or the latter? Every six months or every quarter?
Rob:	Well, we went down what about $4 million since the beginning of the year. I'm saying it could go $4 to $8 million for the remainder of the year.
Gary Stromberg:	OK. Thank you very much.
Steven Hansen Millennium Partners:

Hi. Ted Walktell here. Question regarding the $12 million in cash. When I go back and look at the S-1, there was a footnote on page 44 which said that the amount of cash on hand after giving effect to all of the creditors' claims set forth in the plan would have been $4 million as of June 25, 2004 and I'm just trying to reconcile that statement in the S-1 with the $12 million that you said is currently on hand. Is that the result of this lower capex number that we saw? And how do I reconcile the $4 million at June 25th in the footnote with the $12 million currently?

Rob:

Well I'm not sure that. . .I think the June 25th was pro forma and now we're talking about the real numbers. In that number, there were several assumptions, I'm sure, about claims payouts and other things like that and, you know, so since that time there are a lot of factors. What I can say though is now with the claims having been settled and all of the negotiations having been done, we are landing at a number which is higher than the number that you're quoting. I think at times we might have quoted even higher numbers than the 4, but we are operating today with an operating cash balance of $10 million. We will add to that, after having paid down the claims and having reclaimed money from escrow, we will have added to that another $2 million and, as you know, as we mentioned earlier, we will add to that the collection of the receivable on the tax refund.

Ted Walktell:	OK. And the other question that I have is can you tell us how many square kilometers of data you actually sold in the quarter?
Rob:

Well, that's pretty hard to do because, for one thing, we do have bulk sales where the selections vary, you know, so to say how many we sold I'm not sure is, you know, we haven't ever really given that number out because it's very hard to really nail down.

Ted Walktell:	How about if we ask it another way, how many square miles were selected during the quarter?
Rob:	I don't have that number.
Ted Walktell:	OK. Thank you.

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